Exhibit 10.1

February 21, 2024

Ian C. Dundas

c/o Enerplus Corporation

Suite 3000, 333 – 7th Avenue SW

Calgary, Alberta T2P 2Z1

Re:	Transition

Dear Ian:

As you are aware, Chord Energy Corporation, a Delaware corporation (the “Company”), is entering into that certain Arrangement Agreement (as it may be amended, the “Arrangement Agreement”), dated as of the date hereof, by and among the Company, Spark Acquisition ULC, an unlimited liability company organized and existing under the laws of the Province of Alberta, Canada (“Company Canadian Sub”), and Enerplus Corporation, a corporation organized and existing under the laws of the Province of Alberta, Canada (“Enerplus”), pursuant to which Company Canadian Sub shall acquire all of the issued and outstanding common shares of Enerplus.

This letter agreement (the “Letter Agreement”) entered into, as of the date set forth above, by and between the Company and Ian C. Dundas (“Executive” or “you”) (and collectively, the “Parties”) confirms the Parties’ understanding regarding your employment with Enerplus following the Effective Time (as defined in the Arrangement Agreement).

Effective as of immediately following the Effective Time, you will be terminated from your employment as President and Chief Executive Officer of Enerplus in accordance with the terms of the Executive Employment Agreement (the “Employment Agreement”), effective June 30, 2013 and later amended effective March 1, 2014 and August 1, 2019, by and between you and Enerplus, without “Just Cause” and following a “Change of Control” (each as defined in the Employment Agreement”), and you shall be entitled to receive the compensation set forth in the Employment Agreement (including Section 10(b) thereof) in connection therewith (subject to the execution of a Release substantially in the form set out in Schedule “B” of the Employment Agreement, as contemplated therein). Once all such compensation to which you are entitled thereunder has been received by you, the Employment Agreement shall terminate except that Paragraph 12 (Non-Solicitation) and Schedule A (Confidentiality) of the Employment Agreement shall survive the termination of the Employment Agreement and continue in full force and effect.

Conditional upon your receipt of all such compensation in respect of such termination, effective as of immediately following the Effective Time, you will serve as an advisor to the Chief Executive Officer of the Company (the “CEO”). It is expected that you will provide services as an advisor to the CEO for a period of 12 months following the Effective Time (the period from the Effective Time to such date, (the “Term”)), during which term you agree to also serve as a member of the Board of Directors of the Company (the “Board”), subject to the Board’s governance documents and procedures. You will not be required to relocate your principal place of employment, but agree that you will occasionally travel to the Company’s headquarters in Houston, Texas at such times during the Term as may be mutually agreed between you and the CEO. The Parties acknowledge that, subject to your duties as an advisor to the CEO, your fiduciary duties in your capacity as an employee and as a member of the Board, and your fulfilment of your responsibilities under this Letter Agreement, you may participate in outside business activities during the Term, including oil and gas exploration and production activities so long as, (i) after giving effect to the Arrangement, such business activities are not in competition with the Company, Enerplus or any of their respective subsidiaries within the state of North Dakota during the Term, and (ii) you do not disclose any confidential, competitively valuable, non-public or proprietary information to any person or entity, and do not use any such information except for the benefit of the Company and its subsidiaries.

As an advisor to the CEO, your annualized base salary rate will be $500,000 (USD), less applicable withholdings and deductions, commencing immediately after the Effective Time subject to the conditions set forth above, and you will be eligible for such employee benefits (excluding any severance payments or benefits other than customary medical benefits) as are generally offered to other employees of Enerplus in Canada during the Term. You shall not receive any additional compensation for your service as a member of the Board. During the Term, you will not be eligible for an annual bonus or additional long-term incentive opportunities in respect of your employment services as an advisor to the CEO and as a member of the Board. As soon as reasonably practicable following the Effective Time, you will receive a one-time restricted stock unit award (the “RSU Award”) pursuant to the equity compensation plan of the Company, with a grant date fair market value of $2,000,000 (USD). The RSU Award will fully vest on the last day of the Term, subject to your continued employment through such date and the terms and conditions of the applicable equity incentive plan and award agreement evidencing the grant of the RSU Award (which award agreement will be based on the Company’s customary form of restricted stock unit award agreement generally utilized for other employees, which includes double trigger protection).

You acknowledge and agree that, in addition to the shares subject to the RSU Award, you will be required to hold and maintain ownership of a minimum of 25,000 shares of the Company’s common stock for the duration of the Term.

Unless specifically renewed, extended or replaced in writing by the Parties, this Letter Agreement and your employment as advisor to the CEO and role as a member of the Board of the Company shall be wholly and automatically terminated without further notice to you or obligation from the Company, Enerplus or their subsidiaries upon the expiry of the Term, other than amounts earned and accrued up to such expiration date, and you will not be entitled to any further notice of termination, termination pay in lieu of notice of termination, severance, benefits continuation or any other damages (at common law or otherwise) in connection with the cessation of your employment with Enerplus except to the minimum extent (if any) as may be required by the applicable employment legislation.

On and after the Effective Time, the Company may cause this Letter Agreement to be assigned to any of its affiliates (including but not limited to Enerplus). You, by your signature hereto, expressly consent to such assignment and, provided that such affiliate agrees to assume and be bound by the terms of this Letter Agreement, all references to the Company or Enerplus, as applicable, herein shall include such affiliate to the extent applicable.

Please acknowledge your acceptance of and agreement to the foregoing by signing this Letter Agreement where indicated below.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CHORD ENERGY CORPORATION

By:	/s/ Daniel E. Brown
Name:	Daniel E. Brown
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Ian C. Dundas
Ian C. Dundas

Signature Page to Letter Agreement